Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,
	(Restated) 2004		2003		2002		2001		2000
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$34,286		$27,315		$(29,740)		$27,159		$18,558
Plus:
Total Fixed Charges (See below)	48,206		47,140		51,374		81,639		95,840
Less:
Preferred stock dividend (1)	(2,885)		(5,297)		(5,295)		(5,297)		(5,297)

Total Earnings	$79,607		$69,158		$16,339		$103,501		$109,101

Fixed Charges
Total interest expense (2)	$42,830		$40,154		$44,680		$74,816		$89,200
Interest included in operating lease rental expense (3)	2,491		1,689		1,399		1,526		1,343
Preferred stock dividend (1)	2,885		5,297		5,295		5,297		5,297

Total Fixed Charges	$48,206		$47,140		$51,374		$81,639		$95,840

Ratio of Earnings to Fixed Charges	1.65	x	1.47	x	0.32	x	1.27	x	1.14	x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$34,286		$27,315		$(29,740)		$27,159		$18,558
Plus:
Total Fixed Charges excluding interest on deposits (See below)	16,964		18,744		16,089		22,464		27,231
Less:
Preferred stock dividend (1)	(2,885)		(5,297)		(5,295)		(5,297)		(5,297)

Total Earnings	$48,365		$40,762		$(18,946)		$44,326		$40,492

Fixed Charges
Total interest expense (2)	$42,830		$40,154		$44,680		$74,816		$89,200
Interest included in operating lease rental expense (3)	2,491		1,689		1,399		1,526		1,343
Preferred stock dividend (1)	2,885		5,297		5,295		5,297		5,297
Less: interest expense on deposits	(31,242)		(28,396)		(35,285)		(59,175)		(68,609)

Total Fixed Charges excluding interest on deposits	$16,964		$18,744		$16,089		$22,464		$27,231

Ratio of Earnings to Fixed Charges	2.85	x	2.17	x	(1.18	)x	1.97	x	1.49	x

(1)	The stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.
(2)	Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.
(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.